Exhibit 99.1

High Roller Technologies Inc. Plans to File its Third Quarter Form 10-Q

Within 45-Days of the Effective Date of its IPO Registration Statement, as

Permitted by Exchange Act Rules

Exchange Act Rules 13a-13(a) and 15d-13(a), Estimated on or Before December 6, 2024

Company Pre-announces Consecutive Q3 over Q2 Revenue Growth of 30%

Las Vegas, Nevada, November 14, 2024 – High Roller Technologies, Inc. (“High Roller” and the “Company”) (NYSE American: ROLR), operator of www.HighRoller.com and www.Fruta.com, each a premium brand in online gaming and a destination for high rollers, today reported unaudited top-line revenue of $7.52 million for the third quarter ending September 30, 2024, reflecting a 30% increase over the previous quarter’s revenue of $5.80 million.

“This significant quarter-over-quarter revenue growth reflects the success of our pre-IPO strategy, focused on cost optimization and efficient marketing channels with strong returns,” commented Ben Clemes, CEO of High Roller Technologies.

Beyond topline revenue growth, the Company’s quarterly report on Form 10-Q will provide further disclosure of unaudited interim revenue and expenses recognized during the period to enable investors to evaluate the business’s performance during the periods presented.

In accordance with Exchange Act Rules 13a-13 and 15d-13, the Company’s first interim financial results, filed on Form 10-Q, following the effectiveness of its registration statement on October 24, 2024 and subsequent closing of its initial public offering, is due the later of 45 days after the effective date or the date the Form 10-Q would otherwise be due. The Company accordingly intends to file its unaudited quarterly report for the quarter end September 30, 2024 on or before Friday, December 6, 2024.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. operates as a global online gaming operator. The Company offers a compelling real money online casino platform with enhanced search engine optimization, direct API integrations, faster load times, and better scalability. High Roller Technologies serves customers worldwide.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

ir@highroller.com

800-460-1039